Exhibit 3.1(i)(a)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LIPELLA PHARMACEUTICALS INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2008, AT 11:03 O’CLOCK A.M.

/s/Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3925021 8100	Authentication: 204746675
SR# 20223904981	Date: 10-31-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 09/12/2008
FILED 11:03 AM 09/12/2008
SRV 080948784 - 3925021 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIPELLA PHARMACEUTICALS INC.

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1.       The name of the Corporation is Lipella Pharmaceuticals Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 15, 2005.

2.       This Amended and Restated Certificate of Incorporation restates and also amends in certain respects the Corporation’s Certificate of Incorporation.

3.       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware to read in its entirety as set forth below.

*     *     *     *     *     *

ARTICLE I

The name of the corporation is LIPELLA PHARMACEUTICALS INC.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 108 West 13th Street, Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Business Filings Incorporated.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares, classes of shares and par value of shares, which the corporation shall have authority to issue, is 25,000,000 shares, consisting of (i) 20,000,000 shares of Common Stock, par value of $.0001 per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $.0001 per share, all of which shall be designated Series A Preferred Stock (“Series A Preferred Stock”) (the Series A Preferred Stock and any additional shares of preferred stock issued by the Corporation are referred to herein collectively as the “Preferred Stock”).

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK

   1.       General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Series A Preferred Stock.

   2.       Voting. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held at meetings of stockholders.

   3.       Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

   4.       Liquidation. Upon the dissolution, winding up or liquidation of the Corporation, whether voluntary or involuntary, subject to the rights of the holders of Preferred Stock, the holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

B.       SERIES A PREFERRED STOCK

   1.       Dividends. The Series A Preferred Stock is not entitled to any fixed dividend; however, no dividend may be declared or paid on the Common Stock (whether in cash, securities or other property) unless a dividend is also declared or paid on the Series A Preferred Stock.

   2.       Liquidation Rights.

      (a) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (a ‘‘Liquidation Event”) in connection with which the Per Share Value (as defined below) is less than $.60, each holder of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any other series of preferred stock which is junior to the Series A Preferred Stock, by reason of his or her ownership thereof, an amount equal to $.60 per share of Series A Preferred Stock plus declared and unpaid dividends (subject to adjustment for stock splits, dividends, recapitalizations or events of a similar nature, the “Liquidation Preference”). A consolidation or merger of the Corporation with or into another corporation, or a conveyance of all or substantially all of the shares or assets of the Corporation or any transaction or series of related transactions as a result of which the stockholders of the Corporation immediately prior to such transaction or series of related transactions do not own a majority of the outstanding shares of the voting securities of the surviving entity immediately following the completion of such transaction or series of related transactions (a “Liquidating Acquisition”), shall be regarded as a liquidation, dissolution or winding up of the Corporation for the purposes hereof. The term “Per Share Value” as used in this Section shall mean the value of all assets to be distributed among the holders of the Common Stock and the Preferred Stock of the Corporation divided by the total number of shares outstanding on a fully-diluted, as-converted basis.

      (b) Pro Rata Distribution. If the assets or surplus funds to be distributed to the holders of (i) the Series A Preferred Stock under Section IV(B)(2)(a) and (ii) any other series of preferred stock ranking on a parity with the Series A Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among (i) the holders of the Series A Preferred Stock and (ii) the holders of such other series of preferred stock ranking on a parity with the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

       (c) Series A Preferred Stock Priority. All of the preferential amounts to be paid to the holders of (i) the Series A Preferred Stock under this Section IV(B)(2) and (ii) the holders of any other series of preferred stock ranking on a parity with the Series A Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock and any other series of preferred stock which is junior to the Series A Preferred Stock in connection with such liquidation, dissolution or winding up.

       (d) Distribution of Remaining Assets. Immediately after the holders of the Series A Preferred Stock shall have been paid in full the Liquidation Preference, as applicable pursuant to Section IV(B)(2)(a) above, and the holders of any other series of preferred stock on a parity with or senior to the Series A Preferred Stock shall have been paid in full any liquidation preference payable pursuant to the terms thereof, the remaining net assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

   3.       Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

       (a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.60 by the Applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at the same time by the same holder of record, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the total number of shares of such stock so surrendered by such holder. Each share of Series A Preferred Stock shall be so convertible at any time after the date of issuance of such share and before a Liquidation Event. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of any additional consideration by the holder thereof (the “Applicable Conversion Price”) shall initially be $.60 per share. The initial Applicable Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

       (b)  Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Applicable Conversion Price immediately upon:

      (i) the date specified by the affirmative vote of the holders of at least 50% of the then-outstanding shares of Series A Preferred Stock; or

      (ii) the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross proceeds to the Corporation are at least $10 million (a “Qualified Public Offering”). In the event of such an offering, the party or parties entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted that Series A Preferred Stock until immediately prior to the closing of such offering; or

      (iii)         the date on which less than 20% of the Series A Preferred Stock issued (as adjusted) by the Corporation remains outstanding.

         (c)  Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such class of Series A Preferred Stock. Except in the case of an automatic conversion pursuant to Section IV(B)(3)(b), before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. Upon the date of an automatic conversion pursuant to Section IV(B)(3)(b), any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder’s shares of Series A Preferred Stock. A holder surrendering his or her certificate or certificates shall notify the Corporation of the name or names of such holder’s nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at the office of the Corporation to such holder of Scries A Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except in the case of an automatic conversion pursuant to Section IV(B)(3)(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

       (d)  Adjustments to Applicable Conversion Price.

        (i) Special Definitions. For purposes of this Section IV(B)(3), the following definitions shall apply:

      (A)  “Option” shall mean options, warrants or other rights to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

      (B)   “Original Issue Date” shall mean, with respect to the Series A Preferred Stock, the first date on which a share of stock of such Series shall have been issued.

      (C)   “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) of capital stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

      (D)   “Additional Shares of Common Stock” shall mean, as to the Series A Preferred Stock, any or all shares of Common Stock issued (or, pursuant to Section IV(B)(3)(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than the following (such exclusions are referred to herein collectively as the “Excluded Securities”):

       (1)  incentive or non-qualified stock options or other securities to employees, consultants, advisors, officers or directors issued pursuant to one or more stock option or similar plans of the Corporation or otherwise and any and all shares of Common Stock or other securities issued upon the exercise thereof;

       (2)  shares of Common Stock issued upon the conversion of any shares of Series A Preferred Stock or upon conversion or exercise of any Convertible Security;

       (3)  shares of capital stock or Convertible Securities issued to the Pittsburgh Life Sciences Greenhouse, a Pennsylvania nonprofit corporation, or any successor or assignee of either of them and any securities issued upon the exercise or conversion thereof.

        (4)  securities issued as a dividend;

        (5)  shares of Common Stock issued as a result of any stock split, combination, reclassification, exchange, substitution or other similar capitalization change for which an adjustment is provided herein;

        (6)  shares of capital stock of the Corporation, or Options or other Convertible Securities, issued in connection with the acquisition or acquisitions (by merger or otherwise) by the Corporation of the stock or assets of another person or entity and any and all shares of capital stock or other securities of the corporation issuable upon the exercise thereof, as applicable;

        (7)   shares of capital stock of the Corporation, or Options or other Convertible Securities, issued to equipment lessors, banks or similar institutional credit financing sources or other lenders and any and all shares of capital stock or other securities of the corporation issuable upon the exercise thereof, as applicable;

        (8)   any securities which the holders of more than 50% of the shares of Series A Preferred Stock outstanding at the time of the issuance of such securities shall agree to deem not to be Additional Shares of Common Stock;

        (9)   securities issued in addition to or in lieu of compensation for services;

        (10)  securities issued in connection with a Qualified Public Offering;

        (11)   securities issued in connection with joint ventures, strategic alliances, development arrangements, marketing arrangements and/or financing arrangements (including, without limitation, loans and/or equipment leases);

        (12)   securities issued in connection with the Corporation’s license of intellectual property, inventions and/or technology; and

        (13)   securities issued to universities or other third parties in connection with research and development.

(ii)  No Adjustment of Applicable Conversion Price. Subject to the provisions of Section IV(B)(3)(d)(iii) and Section IV(B)(3)(d)(vi) below, no adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made by adjustment in the Applicable Conversion Price of the Series A Preferred Stock in respect of the issuance or deemed issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price of the Series A Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

 (iii)  Issue of Securities Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, then except as provided in Section IV(B)(3)(d)(iii)(D), and except for Excluded Securities (which, as provided in Section IV(B)(3)(d)(i)(D) above, shall not constitute Additional Shares of Common Stock), the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section IV(B)(3)(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be issued:

   (A)  no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of (1) Convertible Securities or shares of Common Stock upon the exercise of such Options or (2) conversion or exchange of such Convertible Securities;

   (B)  if such Options or Convertible Securities by their terms provide, with the passage of time, pursuant to any provisions designed to protect against dilution, or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

   (C)  upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised (collectively, “Unexercised Rights”), the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if such Unexercised Rights were never issued;

   (D)  no readjustment pursuant to clause (b) or (c) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (1) the Applicable Conversion Price on the original date on which an adjustment was made pursuant to this Section IV (B)(3)(d), or (2) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to clause (b) or (c) above without regard to the event giving rise to the original adjustment;

   (E)   in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall be made until the exercise of any such Options;

   (F)   if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled nunc pro tunc as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section IV(B)(3)(d) as of the actual date of their issuance.

(iv) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section IV(B)(3)(d), without consideration or for a consideration per share less than the Applicable Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then the Applicable Conversion Price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Applicable Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Series A Preferred Stock, Options or Convertible Securities), plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price, and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Series A Preferred Stock, Options or Convertible Securities), plus (2) the number of such Additional Shares of Common Stock so issued.

(v)  Determination of Consideration. For purposes of this Section 4(D), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

    (A)  Cash and Property: Such consideration shall:

     (1)  insofar as it consists of cash, be the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

      (2)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

      (3)  in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

   (B)  Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section TV(B)(3)(d) shall be determined by dividing;

    (1)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

    (2)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)Adjustment for Stock Dividends, Stock Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

   (A)  Stock Dividends, Stock Distributions or Subdivisions. In the event the Corporation shall issue additional shares of Common Stock (or any options or rights therefor or any securities convertible or exchangeable therefor) in a stock dividend, other stock distribution or subdivision, the Applicable Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased to adjust equitably for such dividend, distribution or subdivision so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of such share of Series A Preferred Stock would have owned and to which the holder would be entitled had the holder converted such share of Series A Preferred Stock immediately prior to such stock dividend, stock distribution or subdivision.

    (B)  Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to adjust equitably for such combination or consolidation so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of such share of Series A Preferred Stock would have owned and to which the holder would have been entitled had the holder converted such share of Series A Preferred Stock immediately prior to such combination or consolidation.

(vii) Adjustment for Merger or Reorganization, etc. Except as otherwise provided in this Certificate and subject to Section IV(b)(2), in case of any consolidation or merger of the Corporation with or into another corporation or other entity or the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity, or any proposed reorganization or reclassification of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Article IV), each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification, and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.

4.       Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.       Common Stock Reserved. The Corporation shall reserve and at all times keep available out of its authorized but unissued Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

6.       No Reissue. No shares of Series A Preferred Stock that are converted by any holder thereof shall be reissued, either as Series A Preferred Stock or any other series of Preferred Stock, and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

7.       Notices. Unless otherwise specified, any notice required hereunder shall be in writing and shall be deemed given on the day established by the sender as having been delivered personally; on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of this Corporation.

8.       Voting Rights. Except as otherwise provided herein or as required by law or agreement, the holders of Series A Preferred Stock and the holders of the Common Stock shall be entitled to notice of any shareholders* meeting and to vote together as a single class of capital stock, upon any matter submitted to the shareholders for a vote or take action by written consent in lieu thereof, on the following basis:

  (a)       holders of Common Stock shall have one vote per share; and

  (b)       holders of Series A Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock held by such holder is convertible at the time of such vote.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ARTICLE VIII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

The corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer of the corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the corporation, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

For the purposes of this Article, the term “authorized representative” shall mean a director, officer, employee or agent of the corporation or of any subsidiary of the corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the corporation or by any subsidiary of the corporation, or a person who is or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the corporation.

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IN WITNESS WHEREOF, the undersigned has executed this certificate as of September 9, 2008.

LIPELLA PHARMACEUTICALS INC.

By:	/s/ Jonathan Kaufman
Jonathan Kaufman
President and CEO